CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our report dated March 10, 1999, accompanying the financial statements included in the Annual Report of Telebyte Technology, Inc. on Form 10-KSB for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statement of Telebyte Technology, Inc. on Form S-8 (File No. 0-11883), effective March 29, 1996.





GRANT THORNTON LLP


Melville, New York
March 10, 1999